Exhibit 5.1

The9 Limited

30/F CITIC Square

No. 1168 Nanjing Road (W)

Shanghai 200041

9 December 2004

Dear Sirs:

The9 Limited

We have acted as Cayman Islands legal advisers to The9 Limited (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), originally filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, on 26 November 2004 (Registration No. 333-120810), relating to the offering by the Company and the sale by the selling shareholders (the “Selling Shareholders”) of certain American Depositary Shares, each of which represents one of the Company’s ordinary shares of par value US$0.01 each (the “Ordinary Shares”). We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1 DOCUMENTS REVIEWED

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	the Certificate of Incorporation dated 22 December 1999, the Memorandum and Articles of Association of the Company as filed with the Registrar in Cayman and the form of Amended and Restated Memorandum and Articles of Association of the Company adopted with effect from 14 December 2004 by special resolution (together the “Memorandum and Articles of Association”);

1.2	the register of members of the Company as provided to us by the Company;

1.3	the written resolutions of the board of Directors dated 26 November 2004;

1.4	the written resolutions of the shareholders of the Company held on 9 December 2004;

1.5	a certificate from a Director of the Company addressed to this firm dated 9 December 2004, a copy of which is attached hereto (the “Director’s Certificate”); and

1.6	The Registration Statement.

2 ASSUMPTIONS

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director’s Certificate as to matters of fact and the Certificate of Good Standing without further verification and have relied upon the following assumptions, which we have not independently verified:

(i)	Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

(ii)	The genuineness of all signatures and seals.

(iii)	There is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

3 OPINION

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company, with effect on 14 December 2004, and following the automatic conversion of all the Preferred Shares in issue into Ordinary Shares, will be US$1,000,000 divided into 100,000,000 Ordinary Shares of par value US$0.01 each.

3.3	The issue and allotment of the Ordinary Shares has been duly authorised. When allotted, issued and paid for as contemplated in the Registration Statement and registered in the register of members (shareholders), the Ordinary Shares will be legally issued and allotted, fully paid and non-assessable.

3.4.	Ordinary Shares to be sold by the Selling Shareholders have been legally and validly issued and are fully paid and non-assessable.

4 QUALIFICATIONS

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Registration Statement or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to, the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully,

/s/ MAPLES and CALDER

[The9 Limited letterhead]

9 December 2004

To:	Maples and Calder

1504 One International Finance Centre

1 Harbour View Street

Central

Hong Kong

Dear Sirs,

The9 Limited (the “Company”)

I, Jun Zhu, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles of Association of the Company as adopted on 13 April 2000 remain in full force and effect and are unamended save as by special resolution passed on 9 December 2004.

2	The written resolutions of the Directors of the Company dated 26 November 2004 (the “Board Resolutions”) were signed by all of the directors of the Company, in the manner prescribed in the articles of association of the Company.

3	The written resolutions of the shareholders dated 9 December 2004 (the “Shareholder Resolutions” and, together with the Board Resolutions, the “Resolutions”) at which the adoption of the Amended and Restated Memorandum and Articles of Association with the increased authorised share capital with effect on 14 December 2004 was approved were signed by all of the shareholders in the manner prescribed in the Articles of Association of the Company.

4	The shareholders of the Company have not restricted or limited the powers of the directors in any way. There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Ordinary Shares.

5	The resolutions passed in the Resolutions were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

6	The Ordinary Shares held by the Selling Shareholders have been issued as fully paid.

Signature: /s/ Jun Zhu

                  Director